FAB Universal Announces 2012 Financial Results

Posts Record Profits for the Fourth Quarter and Provides Guidance for 2013

PITTSBURGH, PA – March 18, 2013 - FAB Universal (NYSE MKT: FU) announced 2012 full year financial results today recording overall revenues of $27,458,730, an increase of $24,344,234, or 782% from full year revenues of $3,114,496 in 2011.  The overall increase in revenue for 2012 is substantially due to the acquisition of Digital Entertainment International.

For the full year of 2012, FAB posted a Net Loss of ($4,004,225) or ($.34) per share versus a Net Loss of $(9,979,883) or ($1.31) per share in 2011, due to acquisition related stock issuances and expenses.  For the full year of 2012 FAB incurred Non-Cash Expenses of $7,285,243.

For the fourth quarter of 2012, FAB recorded overall revenues of $ 23,996,232, an increase of 2,627% from revenues of $879,912 in the fourth quarter of 2011.  This increase is substantially due to the acquisition of Digital Entertainment International.

For the fourth quarter of 2012, FAB posted a Net Income of $2,274,415 or $.11 per share versus a Net Loss of ($7,826,702) or ($1.03) per share in 2011.  For the fourth quarter of 2012 FAB incurred Non-Cash Expenses of $1,879,006.

“Our fourth quarter 2012 financial performance was outstanding with all of our business divisions exceeding our expectations,” said Chris Spencer, FAB Universal CEO.  “We had a record profit for the fourth quarter and we expect to see strong growth throughout 2013.  We look forward to generating $100 million in business in 2013 and continuing to look for substantial, cash generating digital media acquisitions both in the U.S. and abroad.”

At the end of the fourth quarter, FAB had cash on hand of $19.7 million, an increase of $5.0 million from the end of the third quarter.  The increase was driven by a strong fourth quarter of business operations.

FAB Universal Corp. expects to generate approximately between $23.1 million and $23.8 million in revenue in the first quarter of 2013 and between $98.9 million and $102.6 million for the full year 2013.  The Company expects after tax Net Income between $4.1 million and $4.4 million for the first quarter of 2013 and between $19.3 million and $20.1 million for the full year 2013.

The previously mentioned numbers and statements are highlights from FAB’s 2012, 10K filing.  For a complete and detailed financial description of FAB Universal Corporation, please visit www.sec.gov, where all of FAB’s SEC filings can be found.

About FAB Universal Corp:

FAB Universal Corp. is a global leader in digital media entertainment sales and distribution.  FAB delivers media to its customers worldwide through Intelligent

Kiosks, Retail Stores, Retail Licensees and online through Apple iTunes and Google Android through three business units: Digital Media Services, Retail Media Sales and Wholesale Media Distribution.  We distribute billions of movie, music, podcast, TV show and other digital files to consumers in 240 countries.  Sales of digital media are generated through kiosks networks, subscription sales for mobile devices, smartphone Apps and Netflix-like subscription models. In 2012, we distributed billions of downloads of copyrighted music, video games, ringtones, ebooks, movies and podcasts to over 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberry’s, Windows Phones, Androids and many other devices and destinations.  We are a publicly-held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.fabuniversal.com, email us at contact@fabuniversal.com.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services or changes in our business strategies.

Investor Relations Contact:

Arthur Douglas & Associates

Art Batson, 407-478-1120